NATIONWIDE MUTUAL FUNDS

Special Meeting of Shareholders


A Special Meeting of Shareholders of the Prestige Large Cap Value Fund of Nationwide Mutual Funds (the "Trust") was held at Jeffers Auditorium,
One Nationwide Plaza, Columbus, Ohio 43215, on Thursday,
February 22, 2001, at 10:00 A.M., EST, pursuant to written notice given by the Secretary of the Trust.

	Ms. Elizabeth A. Davin called the Special Meeting to order and began by welcoming those shareholders who were present and appointing Dana A. Gentile to serve as Secretary of the Meeting.
Ms. Davin then asked Ms. Gentile to report on the procedural requirements for the Meeting and to record the minutes of the Meeting.
Ms. Gentile reported that (a) a complete list of shareholders of the Prestige Large Cap Value Fund entitled to vote at the meeting, arranged in alphabetical order and with the address of and the number of shares held by each such shareholder, was available at the Meeting and was subject to inspection by any shareholder during the Meeting; (b) a complete list of owners of variable annuity contracts or variable life insurance policies entitled to give voting instructions to the shareholders of the Prestige Large Cap Value Fund entitled to vote at the Meeting, arranged in alphabetical order and with the address of and the number of shares attributable to such contract or policy, was available at the Meeting; (c) the Notice of Special Meeting of Shareholders, Proxy Statement and forms of Proxy and Proxy/Voting Instructions were mailed on January 26, 2001, to shareholders of record at the close of business on December 18, 2000, and that the Trust had received an Affidavit of Mailing from Alamo Direct indicating that fact; and (d) according to the authority conferred by the Trustees, Elizabeth A. Davin has been appointed
Chairman of the Meeting, in charge of proxies and ballots and responsible for deciding all questions relating to the qualification of voters, validity of proxies and voting instructions and the acceptance or rejection of votes.
In her capacity as Chairman, Ms. Davin requested that any shareholder/contract or policy owner who was present and who had not signed and delivered his/her proxy/voting instruction and who wished to do so, or who wished to revoke previously delivered proxy/voting instructions and vote in person or who had not voted by proxy/voting instructions and who wished to vote in person should identify himself and establish the number of shares he or she represents.
Ms. Davin continued by reporting that as Chairman of the Meeting she had determined that as of December 18, 2000, the record date for the Meeting, the Prestige Large Cap Value Fund had issued and outstanding 2,957,497 shares of beneficial interest, of which 2,877,073.240 shares of beneficial interest entitled to 97.281% of the total votes of such Fund, were represented at the Meeting in person or by proxy.
As a consequence, Ms. Davin reported that a valid quorum was present at the Meeting for each of the issues to be voted upon with respect to the Prestige Large Cap Value Fund.
The first order of business was the consideration by the shareholders of the Prestige Large Cap Value Fund of the amendment to the Subadvisory Agreement among the Trust, Villanova Mutual Fund Capital Trust and NorthPointe Capital LLC, so that NorthPointe Capital LLC would replace Brinson Partners, Inc. as the Fund's subadviser, as more fully described in the Proxy Statement. Thereupon, Ms. Gentile read and moved the adoption of the following resolution:

RESOLVED, That the Subadvisory Agreement among the Trust, Villanova Mutual Fund Capital Trust and NorthPointe Capital LLC be, and it hereby is, amended so that NorthPointe Capital LLC will replace
Brinson Partners, Inc. as the Fund's subadviser as more fully described in the proxy materials.

The motion was seconded and an opportunity was made for discussion. Ms. Gentile thereafter reported that the foregoing resolution had been approved by shareholders of the Prestige Large Cap Value Fund by the following vote:

	FOR     2,854,513.096   shares
	AGAINST         5,528.531       shares
	ABSTAIN         17,031.613      shares

There being no further business to come before the Meeting, upon motion duly made, seconded and unanimously carried, the Meeting was adjourned.


_____________________________
Dana A. Gentile, Acting Secretary

















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